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                                                                    EXHIBIT G



FOR IMMEDIATE RELEASE
July 5, 1995

CONTACT:
Michael Wood, (215) 841-4125
Carol Rath Gosser, (215) 841-4126

PECO ENERGY COMPANY ANNOUNCES THE FILING OF A REGISTRATION STATEMENT FOR AN OFFER TO EXCHANGE TRUST RECEIPTS ("TOPrS")(SM)

PECO Energy Company announced today that it is filing a registration statement for an offer to exchange Trust Receipts ("TOPrS")(SM) each representing a ___% Cumulative Monthly Income Preferred Security, Series B representing a limited partner interest issued by PECO Energy Capital, L.P. for up to 5,400,000 outstanding Depositary Shares each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of PECO Energy Company.

Exchanges will be made on the basis of one Trust Receipt for each Depositary Share validly tendered and accepted for exchange in the offer, subject to, among other conditions, at least 2,800,000 Depositary Shares being validly tendered. Any Depositary Shares not accepted for exchange because of proration or otherwise will be returned.

PECO Energy Capital, L.P. is a finance subsidiary of PECO Energy which was created solely for the purpose of issuing one or more series of its Preferred Securities constituting limited partner interests. The only assets of PECO Energy Capital are related series of subordinated debentures of PECO Energy issued concurrently with the Preferred Securities.

The exchange offer will allow PECO Energy Company to reduce its after-tax financing cost, since interest paid on the Series B Subordinated Debentures is deductible, while dividends paid on the Depositary Shares are not.

The dealer manager for the exchange offer is Merrill Lynch & Co.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. TOPrS MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED AND NO EXCHANGE OFFER WILL BE MADE, PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY OR EXCHANGE NOR SHALL THERE BE ANY SALE OF SUCH SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, SALE OR EXCHANGE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE. THE EXCHANGE OFFER WILL BE MADE ONLY BY
MEANS OF A PROSPECTUS.